Exhibit 99.3

AMERIGAS PARTNERS, L.P.
FINANCIAL INFORMATION

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
We have omitted all other financial statement schedules because the required information is either (1) not present; (2) not present in amounts sufficient to require submission of the schedule; or (3) the information required is included elsewhere in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm
To the Partners of AmeriGas Partners, L.P. and the Board of Directors of AmeriGas Propane, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of partners’ capital and of cash flows present fairly, in all material respects, the financial position of AmeriGas Partners, L.P. and its subsidiaries at September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15 (a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of September 30, 2009 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedules and the Partnership’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 3 to the consolidated financial statements, effective October 1, 2009, the Partnership adopted new accounting guidance regarding the accounting for and presentation of noncontrolling interests and the application of the two-class method for determining income per unit.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 20, 2009 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests and the two-class method for determining income per unit discussed in Note 3, as to which the date is August 6, 2010.

General Partner’s Report
Financial Statements
The Partnership’s consolidated financial statements and other financial information contained in this Annual Report are prepared by the management of the General Partner, AmeriGas Propane, Inc., which is responsible for their fairness, integrity and objectivity. The consolidated financial statements and related information were prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on management’s best judgments and estimates.
The Audit Committee of the Board of Directors of the General Partner is composed of three members, none of whom is an employee of the General Partner. This Committee is responsible for overseeing the financial reporting process and the adequacy of controls, and for monitoring the independence and performance of the Partnership’s independent registered public accounting firm and internal auditors. The Committee is also responsible for maintaining direct channels of communication among the Board of Directors, management and both the independent registered public accounting firm and internal auditors.
PricewaterhouseCoopers LLP, our independent registered public accounting firm, is engaged to perform audits of our consolidated financial statements. These audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our independent registered public accounting firm was given unrestricted access to all financial records and related data, including minutes of all meetings of the Board of Directors and committees of the Board. The Partnership believes that all representations made to the independent registered public accounting firm during their audits were valid and appropriate.
Management’s Report on Internal Control over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Partnership. In order to evaluate the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, management has conducted an assessment, including testing, of the Partnership’s internal control over financial reporting using the criteria in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO Framework”).
Internal control over financial reporting refers to the process designed under the supervision and participation of management including our Chief Executive Officer and Chief Financial Officer, to provide reasonable, but not absolute, assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States and includes policies and procedures that, among other things, provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management’s authorization and are properly recorded to permit the preparation of reliable financial information. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changing conditions, or the degree of compliance with the policies or procedures may deteriorate.
Based on its assessment, management has concluded that the Partnership maintained effective internal control over financial reporting as of September 30, 2009, based on the COSO Framework.
/s/ Eugene V. N. Bissell
Chief Executive Officer
/s/ Jerry E. Sheridan
Chief Financial Officer
/s/ William J. Stanczak
Chief Accounting Officer

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)

	September 30,
	2009		2008
ASSETS

Current assets:
Cash and cash equivalents	$59,213		$10,909
Accounts receivable (less allowances for doubtful accounts of $13,239 and $20,215, respectively)	136,147		218,411
Accounts receivable — related parties	5,851		5,130
Inventories	87,940		144,206
Derivative financial instruments	14,970		13
Collateral deposits	—		17,830
Prepaid expenses and other current assets	12,386		28,597

Total current assets	316,507		425,096

Property, plant and equipment (less accumulated depreciation and amortization of $804,239 and $743,097, respectively)	628,899		616,834
Goodwill	665,663		640,843
Intangible assets (less accumulated amortization of $23,970 and $20,033, respectively)	32,611		27,579
Other assets	13,884		14,721

Total assets	$1,657,564		$1,725,073

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Current maturities of long-term debt	$82,225		$71,466
Accounts payable — trade	115,041		172,800
Accounts payable — related parties	2,252		2,017
Employee compensation and benefits accrued	36,055		31,408
Interest accrued	22,203		23,490
Customer deposits and advances	87,760		106,946
Derivative financial instruments	19,284		55,792
Other current liabilities	55,785		68,642

Total current liabilities	420,605		532,561

Long-term debt	783,419		861,924
Other noncurrent liabilities	77,215		72,490

Total liabilities	1,281,239		1,466,975

Commitments and contingencies (note 13)

Partners’ capital:
AmeriGas Partners, L.P. partners capital:
Common unitholders (units issued - 57,046,388 and 57,009,951, respectively)	367,708		308,186
General partner	3,698		3,094
Accumulated other comprehensive loss	(6,947)		(63,905)

Total AmeriGas Partners, L. P. partners’ capital	364,459		247,375
Noncontrolling interests	11,866	(1)	10,723	(1)

Total partners’ capital	376,325	(1)	258,098	(1)

Total liabilities and partners’ capital	$1,657,564		$1,725,073

(1)	As adjusted in accordance with the transition provisions for accounting for noncontrolling interests in consolidated subsidiaries (Note 3).
See accompanying notes to consolidated financial statements.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands of dollars, except per unit)

	Year Ended
	September 30,
	2009		2008		2007
Revenues:
Propane	$2,091,890		$2,624,672		$2,096,080
Other	168,205		190,517		181,295

	2,260,095		2,815,189		2,277,375

Costs and expenses:
Cost of sales — propane (excluding depreciation shown below)	1,254,332		1,836,917		1,365,071
Cost of sales — other (excluding depreciation shown below)	62,172		71,396		72,125
Operating and administrative expenses	615,152		610,465		562,524
Depreciation	78,528		75,679		71,555
Amortization	5,260		4,723		4,059
Gains on sales of LPG storage facilities	(39,887)		—		(46,117)
Other income, net	(16,005)		(18,855)		(17,572)

	1,959,552		2,580,325		2,011,645

Operating income	300,543		234,864		265,730
Interest expense	(70,340)		(72,886)		(71,487)

Income before income taxes	230,203		161,978		194,243
Income tax expense	(2,593)		(1,672)		(846)

Net income	227,610	(1)	160,306	(1)	193,397	(1)
Less: net income attributable to noncontrolling interests	(2,967	)(1)	(2,287	)(1)	(2,613	)(1)

Net income attributable to AmeriGas Partners, L. P.	$224,643	(1)	$158,019	(1)	$190,784	(1)

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$6,737		$2,278		$5,600

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$217,906		$155,741		$185,184

Income per limited partner unit — basic and diluted (note 2)	$3.59		$2.70		$3.15

Average limited partner units outstanding (thousands):
Basic	57,038		57,005		56,826

Diluted	57,082		57,044		56,862

(1)	As adjusted in accordance with the transition provisions for accounting for noncontrolling interests in consolidated subsidiaries (Note 3).
See accompanying notes to consolidated financial statements.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	Year Ended
	September 30,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$227,610 (1)	$160,306 (1)	$193,397 (1)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,788	80,402	75,614
Gains on sales of LPG storage facilities	(39,887)	—	(46,117)
Provision for uncollectible accounts	9,345	15,852	9,544
Other, net	320	(1,448)	2,243
Net change in:
Accounts receivable	74,134	(51,270)	(17,142)
Inventories	57,847	(19,032)	(18,829)
Accounts payable	(58,124)	8,136	17,819
Collateral deposits	17,830	(17,830)	—
Other current assets	16,210	(5,348)	310
Other current liabilities	(21,575)	10,446	(12,340)

Net cash provided by operating activities	367,498	180,214	204,499

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(78,739)	(62,756)	(73,764)
Proceeds from disposals of assets	6,880	8,442	5,954
Net proceeds from sales of LPG storage facilities	42,426	—	49,031
Acquisitions of businesses, net of cash acquired	(50,092)	(1,322)	(78,763)

Net cash used by investing activities	(79,525)	(55,636)	(97,542)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions	(165,282)	(144,659)	(154,672)
Minority interest activity	(2,400)	(2,138)	(2,144)
Repayment of long-term debt	(71,659)	(1,680)	(1,762)
Proceeds from issuance of Common Units, net of tax withheld	(338)	766	814
Capital contributions from General Partner	10	8	66

Net cash used by financing activities	(239,669)	(147,703)	(157,698)

Cash and cash equivalents increase (decrease)	$48,304	$(23,125)	$(50,741)

CASH AND CASH EQUIVALENTS:
End of year	$59,213	$10,909	$34,034
Beginning of year	10,909	34,034	84,775

Increase (decrease)	$48,304	$(23,125)	$(50,741)

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Interest	$69,745	$70,801	$69,451

(1)	As adjusted in accordance with the transition provisions for accounting for noncontrolling interests in consolidated subsidiaries (Note 3).
See accompanying notes to consolidated financial statements.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(Thousands of dollars, except unit data)

				Accumulated	Total
				other	AmeriGas			Total
	Number of		General	comprehensive	Partners, L.P.	Noncontrolling		partners’
	Common Units	Common	partner	income (loss)	partners’ capital	Interests		capital
Balance September 30, 2006	56,797,105	$250,493	$2,525	$(31,515)	$221,503	$10,448	(1)	$231,951	(1)

Net income		185,184	5,600		190,784	2,613	(1)	193,397	(1)
Net gains on derivative instruments				25,270	25,270	255	(1)	25,525	(1)
Reclassification of net losses on derivative instruments				21,276	21,276	214	(1)	21,490	(1)

Comprehensive income		185,184	5,600	46,546	237,330	3,082	(1)	240,412	(1)
Distributions		(149,433)	(5,239)		(154,672)	(2,202)	(1)	(156,874)	(1)
Unit-based compensation expense		489	—		489			489	(1)
Common Units issued in connection with incentive compensation plans	25,392	814	8		822			822	(1)
Common Units issued in connection with acquisition	166,205	5,698	58		5,756	58	(1)	5,814	(1)

Balance September 30, 2007	56,988,702	293,245	2,952	15,031	311,228	11,386	(1)	322,614	(1)

Net income		155,741	2,278		158,019	2,287	(1)	160,306	(1)
Net losses on derivative instruments				(25,925)	(25,925)	(267)	(1)	(26,192)	(1)
Reclassification of net gains on derivative instruments				(53,011)	(53,011)	(545)	(1)	(53,556)	(1)

Comprehensive income		155,741	2,278	(78,936)	79,083	1,475	(1)	80,558	(1)
Distributions		(142,515)	(2,144)		(144,659)	(2,138)	(1)	(146,797)	(1)
Unit-based compensation expense		949	—		949			949	(1)
Common Units issued in connection with incentive compensation plans	21,249	766	8		774			774	(1)

Balance September 30, 2008	57,009,951	308,186	3,094	(63,905)	247,375	10,723	(1)	258,098	(1)

Net income		217,906	6,737		224,643	2,967	(1)	227,610	(1)
Net losses on derivative instruments				(136,786)	(136,786)	(1,531)	(1)	(138,317)	(1)
Reclassification of net losses on derivative instruments				193,744	193,744	2,107	(1)	195,851	(1)

Comprehensive income		217,906	6,737	56,958	281,601	3,543	(1)	285,144	(1)
Distributions		(159,139)	(6,143)		(165,282)	(2,400)	(1)	(167,682)	(1)
Unit-based compensation expense		1,093	—		1,093			1,093	(1)
Common Units issued in connection with incentive compensation plans, net of tax withheld	36,437	(338)	10		(328)			(328)	(1)

Balance September 30, 2009	57,046,388	$367,708	$3,698	$(6,947)	$364,459	$11,866	(1)	$376,325	(1)

(1)	As adjusted in accordance with the transition provisions for accounting for noncontrolling interests in consolidated subsidiaries (Note 3).
See accompanying notes to consolidated financial statements.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Index to Notes:
Note 1 — Nature of Operations
Note 2 — Significant Accounting Policies
Note 3 — Accounting Changes
Note 4 — Acquisitions
Note 5 — Sales of Assets
Note 6 — Quarterly Distributions of Available Cash
Note 7 — Debt
Note 8 — Employee Retirement Plans
Note 9 — Inventories
Note 10 — Property, Plant and Equipment
Note 11 — Goodwill and Intangible Assets
Note 12 — Partners’ Capital and Incentive Compensation Plans
Note 13 — Commitments and Contingencies
Note 14 — Related Party Transactions
Note 15 — Other Current Liabilities
Note 16 — Fair Value Measurements
Note 17 — Disclosures About Derivative Instruments, Hedging Activities and Financial Instruments
Note 18 — Other Income, Net
Note 19 — Quarterly Data (Unaudited)
Note 1 — Nature of Operations
AmeriGas Partners, L.P. (“AmeriGas Partners”) is a publicly traded limited partnership that conducts a national propane distribution business through its principal operating subsidiaries AmeriGas Propane, L.P. (“AmeriGas OLP”) and AmeriGas OLP’s subsidiary, AmeriGas Eagle Propane, L.P. (“Eagle OLP”). AmeriGas Partners, AmeriGas OLP and Eagle OLP are Delaware limited partnerships. AmeriGas OLP and Eagle OLP are collectively referred to herein as “the Operating Partnerships,” and AmeriGas Partners, the Operating Partnerships and all of their subsidiaries are collectively referred to herein as “the Partnership” or “we.”
The Operating Partnerships are engaged in the distribution of propane and related equipment and supplies. The Operating Partnerships comprise the largest retail propane distribution business in the United States serving residential, commercial, industrial, motor fuel and agricultural customers in all 50 states.
At September 30, 2009, AmeriGas Propane, Inc. (the “General Partner”), an indirect wholly owned subsidiary of UGI Corporation (“UGI”), held a 1% general partner interest in AmeriGas Partners and a 1.01% general partner interest in AmeriGas OLP. The General Partner and its wholly owned subsidiary Petrolane Incorporated (“Petrolane,” a predecessor company of the Partnership) also owned 24,691,209 Common Units of AmeriGas Partners. The remaining 32,355,179 Common Units are publicly held. The Common Units represent limited partner interests in AmeriGas Partners.
AmeriGas Partners holds a 99% limited partner interest in AmeriGas OLP. AmeriGas OLP, indirectly through subsidiaries, owns an effective 0.1% general partner interest and a direct approximate 99.9% limited partner interest in Eagle OLP.
AmeriGas Partners and the Operating Partnerships have no employees. Employees of the General Partner conduct, direct and manage our operations. The General Partner provides management and administrative services to AmeriGas Eagle Holdings, Inc. (“AEH”), the general partner of Eagle OLP, under a management services agreement. The General Partner is reimbursed monthly for all direct and indirect expenses it incurs on our behalf (see Note 14).

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Note 2 — Significant Accounting Policies
Basis of Presentation. Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and costs. These estimates are based on management’s knowledge of current events, historical experience and various other assumptions that are believed to be reasonable under the circumstances. As a result, actual results may be different from these estimates and assumptions.
Certain prior-year amounts have been reclassified to conform to the current year presentation. In addition, the consolidated financial statements have been adjusted in accordance with the Financial Accounting Standards Board’s (“FASB’s”) guidance regarding the presentation of noncontrolling interests in consolidated subsidiaries and the application of the two-class method for determining income per unit (see Note 3).
Principles of Consolidation. The consolidated financial statements include the accounts of AmeriGas Partners and its majority-owned subsidiaries. We eliminate all significant intercompany accounts and transactions when we consolidate. We account for the General Partner’s 1.01% interest in AmeriGas OLP and a minority partner’s 0.1% limited partner interest in Eagle OLP (prior to its redemption in July 2009) as noncontrolling interests in the consolidated financial statements.
Finance Corps. AmeriGas Finance Corp., AmeriGas Eagle Finance Corp. and AP Eagle Finance Corp. are wholly-owned finance subsidiaries of AmeriGas Partners. Their sole purpose is to serve as co-obligors for debt securities issued by AmeriGas Partners.
Fair Value Measurements. We apply fair value measurements to certain assets and liabilities, principally commodity and interest rate derivative instruments. We adopted new guidance with respect to determining fair value measurements effective October 1, 2008. The new guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The new guidance clarifies that fair value should be based upon assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and risks inherent in valuation techniques and inputs to valuations. This includes not only the credit standing of counterparties and credit enhancements but also the impact of our own nonperformance risk on our liabilities. The new guidance requires fair value measurements to assume that the transaction occurs in the principal market for the asset or liability or in the absence of a principal market, the most advantageous market for the asset or liability (the market for which the reporting entity would be able to maximize the amount received or minimize the amount paid). We evaluate the need for credit adjustments to our derivative instrument fair values in accordance with the requirements noted above. Such adjustments were not material to the fair values of our derivative instruments.
We use the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:
•
Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that we have the ability to access at the measurement date. The Partnership did not have any derivative financial instruments categorized as Level 1 at September 30, 2009.

•
Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include non-exchange traded derivatives such as over the counter commodity price swap and option contracts and interest rate protection agreements.

•
Level 3 — Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability. We did not have any derivative financial instruments categorized as Level 3 at September 30, 2009.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs to measure fair value might fall into different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability. The adoption of the new fair value guidance effective October 1, 2008 did not have a material impact on the financial statements. See Note 16 for additional information on fair value measurements.
Derivative Instruments. We account for derivative instruments and hedging activities in accordance with guidance provided by the FASB which requires that all derivative instruments be recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting.
Substantially all of our derivative financial instruments are designated and qualify as cash flow hedges. For cash flow hedges, changes in the fair value of the derivative financial instruments are recorded in accumulated other comprehensive income (“AOCI”) or noncontrolling interests, to the extent effective at offsetting changes in the hedged item, until earnings are affected by the hedged item. We discontinue cash flow hedge accounting if the occurrence of the forecasted transaction is determined to be no longer probable. Cash flows from derivative financial instruments are included in cash flows from operating activities.
For a more detailed description of the derivative instruments we use, our accounting for derivatives, our objectives for using them and related supplemental information required by GAAP, see Note 17.
Revenue Recognition. Revenues from the sale of propane are recognized principally upon delivery. Revenues from the sale of appliances and equipment are recognized at the later of sale or installation. Revenues from repair or maintenance services are recognized upon completion of services. Revenues from annually billed nonrefundable tank fees are recorded on a straight-line basis over one year. We present revenue-related taxes collected from customers and remitted to taxing authorities, principally sales and use taxes, on a net basis.
Delivery Expenses. Expenses associated with the delivery of propane to customers (including expenses of delivery personnel, vehicle repair and maintenance and general liability expenses) are classified as operating and administrative expenses on the Consolidated Statements of Operations. Depreciation expense associated with delivery vehicles is classified in depreciation on the Consolidated Statements of Operations.
Income Taxes. AmeriGas Partners and the Operating Partnerships are not directly subject to federal income taxes. Instead, their taxable income or loss is allocated to their individual partners. The Operating Partnerships have corporate subsidiaries which are directly subject to federal and state income taxes. Accordingly, our consolidated financial statements reflect income taxes related to these corporate subsidiaries. Legislation in certain states allows for taxation of partnerships’ income and the accompanying financial statements reflect state income taxes resulting from such legislation. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders. This is a result of (1) differences between the tax basis and financial reporting basis of assets and liabilities and (2) the taxable income allocation requirements of the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., (“Partnership Agreement”) and the Internal Revenue Code. At September 30, 2009, the financial reporting basis of the Partnership’s assets and liabilities exceeded the tax basis by approximately $241,000.
Comprehensive Income. Comprehensive income comprises net income and other comprehensive income (loss). Other comprehensive income (loss) results from gains and losses on derivative instruments qualifying as cash flow hedges.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Cash and Cash Equivalents. All highly liquid investments with maturities of three months or less when purchased are classified as cash equivalents.
Inventories. Our inventories are stated at the lower of cost or market. We determine cost using an average cost method for propane, specific identification for appliances and the first-in, first-out (“FIFO”) method for all other inventories.
Property, Plant and Equipment and Related Depreciation. We record property, plant and equipment at cost. The amounts we assign to property, plant and equipment of acquired businesses are based upon estimated fair value at date of acquisition.
We compute depreciation expense on plant and equipment using the straight-line method over estimated service lives generally ranging from 15 to 40 years for buildings and improvements; 7 to 30 years for storage and customer tanks and cylinders; and 2 to 10 years for vehicles, equipment and office furniture and fixtures. Costs to install Partnership-owned tanks at customer locations, net of amounts billed to customers, are capitalized and depreciated over the estimated period of benefit not exceeding ten years.
We include in property, plant and equipment costs associated with computer software we develop or obtain for use in our business. We amortize computer software costs on a straight-line basis over expected periods of benefit not exceeding seven years once the installed software is ready for its intended use.
No depreciation expense is included in cost of sales on the Consolidated Statements of Operations.
Goodwill and Intangible Assets. In accordance with GAAP relating to goodwill and other intangibles, we amortize intangible assets over their estimated useful lives unless we determine their lives to be indefinite. We amortize customer relationship and noncompete agreement intangibles over their estimated periods of benefit, which do not exceed 15 years. Goodwill is not amortized but is subject to tests for impairment at least annually. We perform impairment tests more frequently than annually if events or circumstances indicate that the value of goodwill might be impaired. For purposes of the goodwill impairment test, the Partnership has determined it has one reporting unit. Fair value of the reporting unit is estimated using a market value approach taking into account the market price of AmeriGas Partners Common Units. No provisions for goodwill or other intangible asset impairments were recorded during Fiscal 2009, Fiscal 2008 or Fiscal 2007.
No amortization expense is included in cost of sales on the Consolidated Statements of Operations.
Impairment of Long-Lived Assets. We evaluate the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate recoverability based upon undiscounted future cash flows expected to be generated by such assets. No provisions for impairments were recorded during Fiscal 2009, Fiscal 2008 or Fiscal 2007.
Customer Deposits. We offer certain of our customers prepayment programs which require customers to pay a fixed periodic amount, or to otherwise prepay a portion of their anticipated propane purchases. Customer prepayments, in excess of associated billings, are classified as customer deposits and advances on the Consolidated Balance Sheets.
Equity-Based Compensation. The General Partner may grant Common Unit awards (“AmeriGas Units” and “AmeriGas Performance Units” each as further described in Note 12) to key employees under its executive and nonexecutive Common Unit plans, and employees of the General Partner may be granted stock options for UGI Common Stock. All of our equity-based compensation is measured at fair value on the grant date, date of modification or end of the period, as applicable, and recognized in earnings over the requisite service period. Depending upon the settlement terms of the awards, all or a portion of the fair value of equity-based awards may be presented as a liability or as equity in our Consolidated Balance Sheets. Equity-based compensation costs associated with the portion of Common Unit awards classified as equity are measured based upon their estimated fair value on the date of grant or modification. Equity-based compensation costs associated with the portion of Common Unit awards classified as liabilities are measured based upon their estimated fair value at the grant date and remeasured as of the end of each period.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
For a further description of our equity-based compensation plans and related disclosures, see Note 12.
Environmental Matters. We are subject to environmental laws and regulations intended to mitigate or remove the effect of past operations and improve or maintain the quality of the environment. These laws and regulations require the removal or remedy of the effect on the environment of the disposal or release of certain specified hazardous substances at current or former operating sites.
Environmental reserves are accrued when assessments indicate that it is probable that a liability has been incurred and an amount can reasonably be estimated. Amounts recorded as environmental liabilities on the balance sheets represent our best estimate of costs expected to be incurred or, if no best estimate can be made, the minimum liability associated with a range of expected environmental investigation and remediation costs. Our estimated liability for environmental contamination is reduced to reflect anticipated participation of other responsible parties but is not reduced for possible recovery from insurance carriers. We do not discount to present value the costs of future expenditures for environmental liabilities. At September 30, 2009, the Partnership’s accrued liability for environmental investigation and cleanup costs was not material.
Allocation of Net Income. Net income attributable to AmeriGas Partners, L.P. for partners’ capital and statement of operations presentation purposes is allocated to the General Partner and the limited partners in accordance with their respective ownership percentages after giving effect to amounts distributed to the General Partner in excess of its 1% general partner interest in AmeriGas Partners based on its incentive distribution rights (“IDRs”) under the Partnership Agreement (see Note 6).
Income Per Unit. Effective October 1, 2009, we adopted new accounting guidance regarding the application of the two-class method for determining income per unit. This new guidance addresses the application of the two-class method for master limited partnerships (“MLPs”) when IDRs are present and entitle the holder of such rights to a portion of distributions from the MLP. The new guidance addresses how current period earnings of the MLP should be allocated to the general partner, limited partners and, when applicable, holders of IDRs for income per unit purposes.

The new guidance regarding the two-class method requires that income per limited partner unit be calculated as if all earnings for the period were distributed and requires a separate calculation for each quarter and year-to-date period. In periods when our net income attributable to AmeriGas Partners exceeds our Available Cash, as defined in the Partnership Agreement, and is above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner. In periods when our Available Cash in respect of the quarter or year-to-date periods exceeds our net income (loss) attributable to AmeriGas Partners, the calculation according to the two-class method results in an allocation of earnings to the General Partner greater than its relative ownership interest in the Partnership (or in the case of a net loss attributable to AmeriGas Partners, an allocation of such net loss to the Common Unitholders greater than their relative ownership interest in the Partnership). The new guidance requires retrospective application of the guidance to all periods presented. The retrospective application of the new guidance did not impact the calculation of net income per limited partner unit for the years ended September 30, 2009, 2008 or 2007 but did impact the calculations for the three month periods ended June 30, 2009 and September 30, 2009.

Theoretical distributions of net income attributable to AmeriGas Partners, L.P. in accordance with the two-class method for Fiscal 2009, Fiscal 2008 and Fiscal 2007 resulted in an increased allocation of net income attributable to AmeriGas Partners, L.P. to the General Partner in the computation of income per limited partner unit which had the effect of decreasing earnings per limited partner unit by $0.23, $0.03 and $0.11, respectively.
Potentially dilutive Common Units included in the diluted limited partner units outstanding computation of approximately 44,000 in Fiscal 2009, 39,000 in Fiscal 2008 and 35,000 in Fiscal 2007 reflect the effects of Common Unit awards issued under AmeriGas Propane, Inc. incentive compensation plans.
Segment Information. We have determined that we have a single reportable operating segment that engages in the distribution of propane and related equipment and supplies. No single customer represents ten percent or more of consolidated revenues on an accrual basis. In addition, substantially all of our revenues are derived from sources within the United States and substantially all of our long-lived assets are located in the United States.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Note 3 — Accounting Changes
Adoption of New Accounting Standards
FASB Accounting Standards Codification. In June 2009, the FASB issued guidance identifying the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements by nongovernmental entities in accordance with GAAP. The guidance has established the FASB Accounting Standards Codification (“Codification”) as the source of such authoritative accounting principles. The identification of the Codification as the source of authoritative accounting principles does not change existing GAAP. The Codification is effective for all financial statements issued after September 15, 2009.
Disclosures about Derivative Instruments and Hedging Activities. Effective with our disclosures for the quarter ended March 31, 2009, we adopted accounting guidance issued by the FASB in March 2008 on enhanced disclosures about derivative instruments and hedging activities. The enhanced disclosures provide greater transparency by requiring entities to provide qualitative disclosures about their objectives and strategies for using derivative instruments and quantitative disclosures that detail the fair value amounts of, and gains and losses on, derivative instruments. Disclosures about credit-risk-related contingent features of derivative instruments are also required. See Note 17 for disclosures required by the new guidance.
Fair Value Measurements. On October 1, 2008, we adopted new guidance issued by the FASB in September 2006 on fair value measurements. The new guidance defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued two amendments to this guidance to exclude leases from the new fair value guidance and to delay the effective date of the new fair value guidance until fiscal years beginning after November 15, 2008 (Fiscal 2010) for non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The adoption of the initial phase of the fair value guidance did not have a material effect on our financial statements and we do not anticipate that the adoption of the remainder of the fair value guidance will have a material effect on our consolidated financial statements. In October 2008, the FASB issued two additional amendments to the fair value guidance which clarify the application of the fair value measurement guidance to financial assets in a market that is not active and when the volume and level of activity for the asset or liability have significantly decreased. These further amendments did not have an impact on our results of operations or financial condition. See Notes 2 and 17 for further information on fair value measurements in accordance with the new guidance.
Offsetting of Amounts Related to Certain Contracts. On October 1, 2008, we adopted accounting guidance issued by the FASB in April 2007 which permits companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. In addition, upon the adoption, companies are permitted to change their accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements. The new guidance requires retrospective application for all periods presented. We have elected to continue our policy of reflecting derivative asset or liability positions, as well as cash collateral, on a gross basis in our Consolidated Balance Sheets. Accordingly, the adoption of the new guidance did not impact our financial statements.
Fair Value Option for Financial Assets and Liabilities. On October 1, 2008, we adopted accounting guidance issued by the FASB in February 2007 by which we may elect to report individual financial instruments and certain items at fair value with changes in fair value reported in earnings. Once made, this election is irrevocable for those items. The adoption of this guidance did not impact our financial statements.
Noncontrolling Interests. In December 2007, the FASB issued guidance regarding the accounting for and presentation of noncontrolling interests in consolidated financial statements. The new guidance significantly changes the accounting and reporting relating to noncontrolling interests in a consolidated subsidiary. Upon adoption, noncontrolling interests are classified as a component of partners’ capital, a change from its previous classification between liabilities and partners’ capital, and earnings attributable to noncontrolling interests is included in net income, although such earnings are still deducted to measure income per limited partner unit. In addition, changes in a parent’s ownership interest while retaining control are accounted for as equity transactions and any retained noncontrolling equity investments in a former subsidiary is measured at fair value.
The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 and shall be applied prospectively except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. Accordingly, we adopted the new guidance on October 1, 2009. The adoption of the new guidance resulted in an increase in total partners’ capital of $11,866 on our opening Fiscal 2010 Consolidated Balance Sheet. All prior period financial information has been adjusted to conform to the new presentation guidance.
Earnings Per Unit.As previously mentioned, effective October 1, 2009, we adopted new accounting guidance regarding the application of the two-class method for determining income per unit as it relates to MLPs. This new guidance addresses the application of the two-class method for MLPs when IDRs are present and entitle the holder of such rights to a portion of the distributions. The new guidance has been applied retrospectively. See Net Income Per Unit above for additional information.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
New Accounting Standards Not Yet Implemented
Intangible Asset Useful Lives. In April 2008, the FASB issued new guidance which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under GAAP. The intent of the new guidance is to improve the consistency between the useful life of a recognized intangible asset under GAAP relating to intangible asset accounting and the period of expected cash flows used to measure the fair value of the asset under GAAP relating to business combinations and other applicable accounting literature. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 (Fiscal 2010) and must be applied prospectively to intangible assets acquired after the effective date. We do not believe the new guidance will have a significant impact on our financial statements.
Business Combinations. In December 2007, the FASB issued new guidance on the accounting for business combinations. The new guidance applies to all transactions or other events in which an entity obtains control of one or more businesses. The new guidance establishes, among other things, principles and requirements for how the acquirer (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in a business combination or gain from a bargain purchase; and (3) determines what information with respect to a business combination should be disclosed. The new guidance applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008 (Fiscal 2010). Among the more significant changes in accounting for acquisitions are (1) transaction costs will generally be expensed (rather than being included as costs of the acquisition); (2) contingencies, including contingent consideration, will generally be recorded at fair value with subsequent adjustments recognized in operations (rather than as adjustments to the purchase price); and (3) decreases in valuation allowances on acquired deferred tax assets will be recognized in operations (rather than decreases in goodwill). Generally, the effects of the new guidance will depend on future acquisitions.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Note 4 — Acquisitions
During Fiscal 2009, the Partnership acquired several retail propane distribution businesses, including all of the assets of the retail propane business of Penn Fuel Propane, LLC (see Note 14), for total net cash consideration of $50,092. During Fiscal 2008, the Partnership acquired several retail propane distribution businesses for total net cash consideration of $2,478 and received a working capital payment refund of $1,157 associated with a Fiscal 2007 acquisition. During Fiscal 2007, the Partnership acquired several retail propane distribution businesses, including the retail distribution businesses of All Star Gas Corporation and Shell Gas (LPG) USA, and several cylinder refurbishing businesses, for total net cash consideration of $78,763. With respect to the 2007 acquisition of All Star Gas Corporation, the Partnership also issued 166,205 Common Units having a fair value of $5,698 to the General Partner (see Note 14). In conjunction with these acquisitions, liabilities of $3,786 in Fiscal 2009, $2,445 in Fiscal 2008 and $1,516 in Fiscal 2007 were incurred. The operating results of these businesses have been included in our operating results from their respective dates of acquisition.
The total purchase price of these acquisitions has been allocated to the assets acquired and liabilities assumed as follows:

	2009	2008	2007
Net current assets (liabilities)	$1,916	$(1,010)	$(2,208)
Property, plant and equipment	17,646	2,731	59,439
Goodwill	24,048	751	19,449
Customer relationships and noncompete agreements (estimated useful life of 10 and 5 years, respectively)	10,268	2,451	8,238
Other net long-term liabilities	—	—	(98)

Total	$53,878	$4,923	$84,820

The pro forma effects of these transactions were not material.
Note 5 — Sales of Assets
On November 13, 2008, AmeriGas OLP sold its 600,000 barrel refrigerated, above-ground storage facility located on leased property in California. The Partnership recorded a pre-tax gain of $39,887 associated with this transaction. In July 2007, AmeriGas OLP sold its 3.5 million barrel liquefied petroleum gas storage terminal located near Phoenix, Arizona to Plains LPG Services, L.P. The Partnership recorded a pre-tax gain of $46,117 associated with this transaction. The gains from these transactions are included in “Gains on sales of LPG storage facilities” on our Consolidated Statements of Operations.
Note 6 — Quarterly Distributions of Available Cash
The Partnership makes distributions to its partners approximately 45 days after the end of each fiscal quarter in a total amount equal to its Available Cash (as defined in the Partnership Agreement) for such quarter. Available Cash generally means:
1.	all cash on hand at the end of such quarter,
2.	plus all additional cash on hand as of the date of determination resulting from borrowing after the end of such quarter,
3.	less the amount of cash reserves established by the General Partner in its reasonable discretion.
The General Partner may establish reserves for the proper conduct of the Partnership’s business and for distributions during the next four quarters. In addition, certain of the Partnership’s debt agreements require reserves be established for the payment of debt principal and interest.
Distributions of Available Cash are made 98% to limited partners and 2% to the General Partner (giving effect to the 1.01% interest of the General Partner in distributions of Available Cash from AmeriGas OLP to AmeriGas Partners) until Available Cash exceeds the Minimum Quarterly Distribution of $0.55 and the First Target Distribution of $0.055 per Common Unit (or a total of $0.605 per Common Unit). When Available Cash exceeds $0.605 per Common Unit in any quarter, the General Partner will receive a greater percentage of the total Partnership distribution but only with respect to the amount by which the distribution per Common Unit to limited partners exceeds $0.605.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Because the Partnership made distributions to Common Unitholders in excess of $0.605 per limited partner unit beginning with the quarterly distribution paid May 2007, the General Partner has received a greater percentage of the total Partnership distributions than its aggregate 2% general partner interest in AmeriGas Partners and AmeriGas OLP. The total amount of distributions received by the General Partner with respect to its 1% general partner interest in AmeriGas Partners during Fiscal 2009, Fiscal 2008 and Fiscal 2007 totaled $6,144, $2,144 and $5,239, respectively, which amounts included incentive distributions of $4,491, $698 and $3,692, respectively.
Quarterly distributions of Available Cash per limited partner unit during Fiscal 2009, Fiscal 2008 and Fiscal 2007 were as follows:

	2009	2008	2007
1st Quarter	$0.64	$0.61	$0.58
2nd Quarter	0.64	0.61	0.58
3rd Quarter	0.67	0.64	0.61
4th Quarter	0.84	0.64	0.86
On July 27, 2009, the General Partner’s Board of Directors approved a distribution of $0.84 per Common Unit payable on August 18, 2009 to unitholders of record on August 10, 2009. This distribution included the regular quarterly distribution of $0.67 per Common Unit and $0.17 per Common Unit reflecting a one-time distribution of a portion of the proceeds from the Partnership’s sale of its California storage facility in November 2008.
On July 30, 2007, the General Partner’s Board of Directors approved a distribution of $0.86 per Common Unit payable on August 18, 2007 to unitholders of record on August 10, 2007. This distribution included the regular quarterly distribution of $0.61 per Common Unit and $0.25 per Common Unit reflecting a one-time distribution of a portion of the proceeds from the Partnership’s sale of its Arizona storage facility in July 2007.
Note 7 — Debt
Long-term debt comprises the following at September 30:

	2009	2008

AmeriGas Partners Senior Notes:
8.875%, due May 2011	$14,720	$14,767
7.25%, due May 2015	415,000	415,000
7.125%, due May 2016	350,000	350,000
AmeriGas OLP First Mortgage Notes:
Series D, 7.11%, due March 2009	—	70,201
Series E, 8.50%, due July 2010	80,018	80,042
Other	5,906	3,380

Total long-term debt	865,644	933,390
Less current maturities	(82,225)	(71,466)

Total long-term debt due after one year	$783,419	$861,924

Scheduled principal repayments of long-term debt for each of the next five fiscal years ending September 30 are as follows: Fiscal 2010 — $82,160; Fiscal 2011 — $15,744; Fiscal 2012 — $964; Fiscal 2013 — $859; Fiscal 2014 — $460.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
AmeriGas Partners Senior Notes. The 8.875% Senior Notes may be redeemed at our option. The 7.25% and 7.125% Senior Notes generally cannot be redeemed at our option prior to May 20, 2010 and 2011, respectively. AmeriGas Partners may, under certain circumstances involving excess sales proceeds from the disposition of assets not reinvested in the business or a change of control, be required to offer to prepay its 7.25% and 7.125% Senior Notes.
AmeriGas OLP First Mortgage Notes. The General Partner is co-obligor of the Series E First Mortgage Notes. AmeriGas OLP may prepay the Series E First Mortgage Notes, in whole or in part. These prepayments include a make whole premium. AmeriGas OLP may, under certain circumstances involving excess sales proceeds from the disposition of assets not reinvested in the business or a change of control, be required to offer to prepay the Series E First Mortgage Notes, in whole or in part.
AmeriGas OLP Credit Agreements. AmeriGas OLP has a credit agreement (“Credit Agreement”) consisting of (1) a Revolving Credit Facility and (2) an Acquisition Facility. The General Partner and Petrolane Incorporated, a wholly owned subsidiary of the General Partner, are guarantors of amounts outstanding under the Credit Agreement.
Under the Revolving Credit Facility, AmeriGas OLP may borrow up to $125,000 (including a $100,000 sublimit for letters of credit) which is subject to restrictions in the AmeriGas OLP First Mortgage Notes and Senior Notes indentures (see “Restrictive Covenants” below). The Revolving Credit Facility may be used for working capital and general purposes of AmeriGas OLP. The Revolving Credit Facility expires on October 15, 2011, but may be extended for additional one-year periods with the consent of the participating banks representing at least 80% of the commitments thereunder. There were no borrowings outstanding under AmeriGas OLP’s Revolving Credit Facility at September 30, 2009 and 2008. Issued and outstanding letters of credit, which reduce available borrowings under the AmeriGas OLP Revolving Credit Facility, totaled $37,022 and $42,874 at September 30, 2009 and 2008, respectively. The Acquisition Facility provides AmeriGas OLP with the ability to borrow up to $75,000 to finance the purchase of propane businesses or propane business assets or, to the extent it is not so used, for working capital and general purposes, subject to restrictions in the AmeriGas OLP First Mortgage Notes and the Senior Notes indenture. The Acquisition Facility operates as a revolving facility through October 15, 2011, at which time amounts then outstanding will be immediately due and payable. There were no amounts outstanding under the Acquisition Facility at September 30, 2009 and 2008.
The Revolving Credit Facility and the Acquisition Facility permit AmeriGas OLP to borrow at prevailing interest rates, including the base rate, defined as the higher of the Federal Funds rate plus 0.50% or the agent bank’s prime rate (3.25% at September 30, 2009), or at a two-week, one-, two-, three-, or six-month Eurodollar Rate, as defined in the Credit Agreement, plus a margin. The margin on Eurodollar Rate borrowings (which ranges from 1.00% to 1.75%) and the Credit Agreement facility fee rate (which ranges from 0.25% to 0.375%) are dependent upon AmeriGas OLP’s ratio of funded debt to earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”), each as defined in the Credit Agreement.
In order to provide for increased liquidity, on April 17, 2009, AmeriGas OLP entered into a $75,000 unsecured revolving credit facility (“2009 Supplemental Credit Agreement”) with three major banks. The 2009 Supplemental Credit Agreement expires on July 1, 2010 and permits AmeriGas OLP to borrow up to $75,000 for working capital and general purposes subject to the Restrictive Covenants in the AmeriGas OLP First Mortgage Notes and the Senior Notes indentures. The 2009 Supplemental Credit Agreement permits AmeriGas OLP to borrow at prevailing interest rates, including the base rate equal to the higher of the Federal Funds rate plus 0.50%, the agent bank’s prime rate (3.25% at September 30, 2009), or a libor market index rate (0.25% at September 30, 2009) plus 1%, or at a one-week, two-week or one-month Eurodollar rate, as defined in the 2009 Supplemental Credit Agreement, plus a margin. The margin on base rate loans is 2.25% and the margin on Eurodollar loans is 3.25%.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Restrictive Covenants. The 7.25% and 7.125% Senior Notes of AmeriGas Partners restrict the ability of the Partnership and AmeriGas OLP to, among other things, incur additional indebtedness, make investments, incur liens, issue preferred interests, prepay subordinated indebtedness, and effect mergers, consolidations and sales of assets. Under the 7.25% and 7.125% Senior Notes indentures, AmeriGas Partners is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if certain conditions are met. These conditions include:
1.	no event of default exists or would exist upon making such distributions and
2.	the Partnership’s consolidated fixed charge coverage ratio, as defined, is greater than 1.75-to-1.
If the ratio in item 2 above is less than or equal to 1.75-to-1, the Partnership may make cash distributions in a total amount not to exceed $24,000 less the total amount of distributions made during the immediately preceding 16 Fiscal quarters. At September 30, 2009, the Partnership was not restricted by the consolidated fixed charge coverage ratio from making cash distributions. See the provisions of the Partnership Agreement relating to distributions of Available Cash in Note 6.
The AmeriGas OLP credit agreements and the First Mortgage Notes restrict the incurrence of additional indebtedness and also restrict certain liens, guarantees, investments, loans and advances, payments, mergers, consolidations, asset transfers, transactions with affiliates, sales of assets, acquisitions and other transactions. The AmeriGas OLP credit agreements and First Mortgage Notes require that AmeriGas OLP maintain a maximum ratio of total indebtedness, as defined, to EBITDA, as defined (calculated on a rolling four-quarter basis or eight- quarter basis divided by two), to be less than or equal to 4.0-to-1 with respect to the AmeriGas OLP credit agreements and 5.25-to-1 with respect to the First Mortgage Notes. In addition, the Credit Agreement requires that AmeriGas OLP maintain a ratio of EBITDA to interest expense, as defined, of at least 3.0-to-1 on a rolling four-quarter basis, and a minimum EBITDA. Generally, as long as no default exists or would result, AmeriGas OLP is permitted to make cash distributions not more frequently than quarterly in an amount not to exceed available cash, as defined, for the immediately preceding calendar quarter.
At September 30, 2009, the amount of net assets of the Partnership’s subsidiaries that was restricted from transfer as a result of the amount of Available Cash, computed in accordance with the Partnership Agreement, the applicable debt agreements and the partnership agreements of the Partnership’s subsidiaries, totaled approximately $900,000.
Note 8 — Employee Retirement Plans
The General Partner sponsors a 401(k) savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. Generally, employee contributions are matched on a dollar-for-dollar (100%) basis up to 5% of eligible compensation. The cost of benefits under our savings plan was $7,365 in Fiscal 2009, $7,089 in Fiscal 2008 and $7,039 in Fiscal 2007.
The General Partner sponsors a nonqualified deferred compensation plan that provides benefits for executives in excess of benefits that otherwise would have been provided except for the limits imposed by the Internal Revenue Service. The General Partner also sponsors a nonqualified supplemental executive retirement plan. Costs associated with these plans were not material in Fiscal 2009, Fiscal 2008 and Fiscal 2007.
Note 9 — Inventories
Inventories comprise the following at September 30:

	2009	2008
Propane gas	$67,945	$121,365
Materials, supplies and other	16,489	19,296
Appliances for sale	3,506	3,545

Total inventories	$87,940	$144,206

In addition to inventories on hand, we also enter into contracts to purchase propane to meet a portion of our supply requirements. Generally, these contracts are one- to three-year agreements subject to annual price and quantity adjustments.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Note 10 — Property, Plant and Equipment
Property, plant and equipment comprise the following at September 30:

	2009	2008
Land	$66,880	$66,153
Buildings and improvements	96,873	91,760
Transportation equipment	73,000	68,254
Storage facilities	121,857	118,650
Equipment, primarily cylinders and tanks	1,035,402	992,532
Other, including construction in process	39,126	22,582

Gross property, plant and equipment	1,433,138	1,359,931
Less accumulated depreciation and amortization	(804,239)	(743,097)

Net property, plant and equipment	$628,899	$616,834

Note 11 — Goodwill and Intangible Assets
The Partnership’s goodwill and intangible assets comprise the following at September 30:

	2009	2008
Subject to amortization:
Customer relationships and noncompete agreements	$56,581	$47,612
Accumulated amortization	(23,970)	(20,033)

	32,611	27,579

Not subject to amortization:
Goodwill	$665,663	$640,843

The increase in intangible assets and goodwill during Fiscal 2009 is the result of business acquisitions (see Note 4). Amortization expense of intangible assets was $5,237 in Fiscal 2009, $4,712 in Fiscal 2008 and $4,037 in Fiscal 2007. Estimated amortization expense of intangible assets during the next five fiscal years is as follows: Fiscal 2010 — $5,456; Fiscal 2011 — $5,366; Fiscal 2012 — $5,297; Fiscal 2013 — $4,742; Fiscal 2014 — $3,789.
Note 12 — Partners’ Capital and Incentive Compensation Plans
In accordance with the Partnership Agreement, the General Partner may, in its sole discretion, cause the Partnership to issue an unlimited number of additional Common Units and other equity securities of the Partnership ranking on a parity with the Common Units. In September 2007, in conjunction with a propane business acquisition, the Partnership issued 166,205 Common Units to the General Partner having a fair value of $34.28 per Common Unit (see Note 14).
The General Partner grants equity-based awards to employees comprising grants of AmeriGas Partners equity instruments as further described below. We recognized total pre-tax equity-based compensation expense of $3,035, $3,162 and $2,421 in Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively.
Under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan (“2000 Propane Plan”), the General Partner may award to key employees the right to receive a total of 500,000 AmeriGas Partners Common Units (comprising AmeriGas Performance Units), or cash equivalent to the fair market value of such Common Units. In addition, the 2000 Propane Plan authorizes the crediting of Common Unit distribution equivalents to participants’ accounts. AmeriGas Performance Unit grant recipients are awarded a target number of AmeriGas Performance Units. The number of AmeriGas Performance Units ultimately paid at the end of the performance period (generally three years) may be higher or lower than the target amount based upon AmeriGas Partners’ Total Unitholder Return (“TUR”) percentile rank relative to entities in a peer group. Grantees of AmeriGas Performance Units will not receive any award if AmeriGas Partners’ TUR is below the 40th percentile of the peer group; at the 40th percentile, the employee will be paid an award equal to 50% of the target award; and at the 100th percentile will receive 200% of the target award. The actual amount of the award is interpolated between these percentile rankings. Any distribution equivalents earned are paid in cash. Except in the event of retirement, death or disability, each grant, unless paid, will terminate when the participant ceases to be employed by the General Partner. There are certain change of control and retirement eligibility conditions that, if met, generally result in accelerated vesting or elimination of further service requirements.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Under GAAP relating to equity-based compensation plans, AmeriGas Performance Units are equity awards with a market-based condition, which, if settled in Common Units, results in the recognition of compensation cost over the requisite employee service period regardless of whether the market-based condition is satisfied. The fair values of AmeriGas Performance Units are estimated using a Monte Carlo valuation model. The fair value associated with the target award and the award above the target, if any, which will be paid in AmeriGas Units, is accounted for as equity and the fair value of all distribution equivalents, which will be paid in cash, is accounted for as a liability. The expected term of the AmeriGas Performance Unit awards is three years based on the performance period. Expected volatility is based on the historical volatility of AmeriGas Units over a three-year period. The risk-free interest rate is based on rates on U.S. Treasury bonds at the time of grant. Volatility for all entities in the peer group is based on historical volatility.
The following table summarizes the weighted-average assumptions used to determine the fair value of AmeriGas Performance Unit awards and related compensation costs:

	Grants Awarded in Fiscal Year
	2009	2008	2007
Risk-free rate	1.0%	3.1%	4.7%
Expected life	3 years	3 years	3 years
Expected volatility	32.0%	17.7%	17.6%
Dividend Yield	9.1%	6.8%	7.1%
We also have a nonexecutive AmeriGas Partners Common Unit plan under which the General Partner may grant awards of up to a total of 200,000 Common Units (comprising AmeriGas Units) to key employees who do not participate in the 2000 Propane Plan. Generally, awards under the nonexecutive plan vest at the end of a three-year period and are paid in Common Units and cash. The General Partner granted awards under the 2000 Propane Plan and the nonexecutive plan representing 60,200, 40,050 and 49,650 Common Units in Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively, having weighted-average grant date fair values per Common Unit of $31.94, $37.91, and $33.63, respectively. At September 30, 2009 and 2008, awards representing 147,600 and 126,100 Common Units, respectively, were outstanding. At September 30, 2009, 227,986 and 135,700 Common Units were available for future grants under the 2000 Propane Plan and the nonexecutive plan, respectively.
The following table summarizes AmeriGas Unit and AmeriGas Performance Unit award activity for Fiscal 2009:

	Total		Vested		Non-Vested
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Grant Date	Number of	Grant Date	Number of	Grant Date
	Common	Fair Value	Common	Fair Value	Common	Fair Value
	Units	(per Unit)	Units	(per Unit)	Units	(per Unit)
September 30, 2008	126,100	$33.44	39,966	$32.03	86,134	$34.10
Granted	60,200	$31.94	—	$—	60,200	$31.94
Forfeited	(1,500)	$30.70	—	$—	(1,500)	$30.70
Vested	—	$—	48,818	$31.70	(48,818)	$31.70
Unit awards paid	(37,200)	$29.56	(37,200)	$29.56	—	$—

September 30, 2009	147,600	$33.83	51,584	$33.49	96,016	$34.02

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
During Fiscal 2009, Fiscal 2008 and Fiscal 2007, the Partnership paid AmeriGas Performance Unit and AmeriGas Unit awards (collectively, “Awards”) in Common Units and cash as follows:

	2009	2008	2007
Number of original Awards granted	38,350	39,767	52,200
Fiscal year granted	2006	2005	2004
Payment of Awards:
AmeriGas Partners Common Units issued	36,437	21,249	25,392
Cash paid	$879	$809	$600
As of September 30, 2009, there was $655 of unrecognized equity-based compensation expense related to non-vested UGI stock options that is expected to be recognized over a weighted average period of 1.6 years. As of September 30, 2009, there was a total of approximately $1,988 of unrecognized compensation cost associated with 147,600 Common Unit awards that is expected to be recognized over a weighted average period of 1.8 years. The total fair value of Common Units that vested during Fiscal 2009, Fiscal 2008 and Fiscal 2007 was $1,645, $2,087 and $1,213, respectively. As of September 30, 2009 and 2008, total liabilities of $1,417 and $1,023 associated with Common Unit awards are reflected in “Employee compensation and benefits accrued” and “Other noncurrent liabilities” in the Consolidated Balance Sheets. It is the Partnership’s practice to issue new AmeriGas Partners Common Units for the portion of any Common Unit awards paid out in AmeriGas Partners Common Units.
Note 13 — Commitments and Contingencies
Commitments
We lease various buildings and other facilities and transportation, computer and office equipment under operating leases. Certain of the leases contain renewal and purchase options and also contain step-rent provisions. Our aggregate rental expense for such leases was $54,277 in Fiscal 2009, $55,825 in Fiscal 2008 and $56,342 in Fiscal 2007.
Minimum future payments under noncancelable operating leases are as follows:

Year Ending September 30,
2010	$48,266
2011	39,695
2012	32,899
2013	26,888
2014	19,675
Thereafter	55,305

Total minimum operating lease payments	$222,728

The Partnership enters into fixed-price contracts with suppliers to purchase a portion of its propane supply requirements. These contracts generally have terms of less than one year. As of September 30, 2009, obligations under these contracts totaled $50,506.
The Partnership also enters into contracts to purchase propane to meet additional supply requirements. Generally, these contracts are one- to three-year agreements subject to annual price and quantity adjustments.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Contingencies
Environmental Matters
By letter dated March 6, 2008, the New York State Department of Environmental Conservation (“DEC”) notified AmeriGas OLP that DEC had placed property owned by the Partnership in Saranac Lake, New York on its Registry of Inactive Hazardous Waste Disposal Sites. A site characterization study performed by DEC disclosed contamination related to former manufactured gas plant (“MGP”) operations on the site. DEC has classified the site as a significant threat to public health or environment with further action required. The Partnership has researched the history of the site and its ownership interest in the site. The Partnership has reviewed the preliminary site characterization study prepared by the DEC, the extent of the contamination, and the possible existence of other potentially responsible parties. The Partnership has communicated the results of its research to DEC and is awaiting a response before doing any additional investigation. Because of the preliminary nature of available environmental information, the ultimate amount of expected clean up costs cannot be reasonably estimated.
Other Matters
On May 27, 2009, the General Partner was named as a defendant in a purported class action lawsuit in the Superior Court of the State of California in which plaintiffs are challenging AmeriGas OLP’s weight disclosure with regard to its portable propane grill cylinders. The complaint purports to be brought on behalf of a class of all consumers in the state of California during the four years prior to the date of the California complaint, who exchanged an empty cylinder and were provided with what is alleged to be only a partially-filled cylinder. The plaintiffs seek restitution, injunctive relief, interest, costs, attorneys’ fees and other appropriate relief.
Since that initial suit, various AmeriGas entities have been named in more than a dozen similar suits that have been filed in various courts throughout the United States. These complaints purport to be brought on behalf of nationwide classes, which are loosely defined as to include all purchasers of liquefied propane gas cylinders marketed or sold by AmeriGas OLP and another unaffiliated entity nationwide. The complaints claim that defendants’ conduct constituted unfair and deceptive practices that injured consumers and violated the consumer protection statutes of at least thirty-seven states and the District of Columbia, thereby entitling the class to damages, restitution, disgorgement, injunctive relief, costs and attorneys’ fees. Some of the complaints also allege violation of state “slack filling” laws. Additionally the complaints allege that defendants were unjustly enriched by their conduct and they seek restitution of any unjust benefits received, punitive or treble damages, and pre-judgment and post-judgment interest. A motion to consolidate the purported class action lawsuits was heard by the Multidistrict Litigation Panel (“MDL Panel”) on September 24, 2009 in the United States District Court for the District of Kansas. By Order, dated October 6, 2009, the MDL Panel transferred the pending cases to the United States District Court for the Western District of Missouri.
On or about October 21, 2009, the General Partner received a notice that the Offices of the District Attorneys of Santa Clara, Sonoma, Ventura, San Joaquin and Fresno Counties and the City Attorney of San Diego have commenced an investigation into AmeriGas OLP’s cylinder labeling and filling practices in California and issued an administrative subpoena seeking documents and information relating to those practices. We are cooperating with these California governmental investigations and we are vigorously defending the lawsuits.
Samuel and Brenda Swiger and their son (the “Swigers”) sustained personal injuries and property damage as a result of a fire that occurred when propane that leaked from an underground line ignited. In July 1998, the Swigers filed a class action lawsuit against AmeriGas Propane, L.P. (named incorrectly as “UGI/AmeriGas, Inc.”), in the Circuit Court of Monongalia County, West Virginia, in which they sought to recover an unspecified amount of compensatory and punitive damages and attorney’s fees, for themselves and on behalf of persons in West Virginia for whom the defendants had installed propane gas lines, resulting from the defendants’ alleged failure to install underground propane lines at depths required by applicable safety standards. In 2003, AmeriGas OLP settled the individual personal injury and property damage claims of the Swigers. In 2004, the court granted the plaintiffs’ motion to include customers acquired from Columbia Propane Corporation in August 2001 as additional potential class members and the plaintiffs amended their complaint to name additional parties pursuant to such ruling. Subsequently, in March 2005, AmeriGas OLP filed a crossclaim against Columbia Energy Group, former owner of Columbia Propane Corporation, seeking indemnification for conduct undertaken by Columbia Propane Corporation prior to AmeriGas OLP’s acquisition. Class counsel has indicated that the class is seeking compensatory damages in excess of $12,000 plus punitive damages, civil penalties and attorneys’ fees.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
In 2005, the Swigers filed what purports to be a class action in the Circuit Court of Harrison County, West Virginia against UGI, an insurance subsidiary of UGI, certain officers of UGI and the General Partner, and their insurance carriers and insurance adjusters. In the Harrison County lawsuit, the Swigers are seeking compensatory and punitive damages on behalf of the putative class for violations of the West Virginia Insurance Unfair Trade Practice Act, negligence, intentional misconduct, and civil conspiracy. The Swigers have also requested that the Court rule that insurance coverage exists under the policies issued by the defendant insurance companies for damages sustained by the members of the class in the Monongalia County lawsuit. The Circuit Court of Harrison County has not certified the class in the Harrison County lawsuit at this time and, in October 2008, stayed that lawsuit pending resolution of the class action lawsuit in Monongalia County. We believe we have good defenses to the claims in both actions.
We cannot predict with certainty the final results of any of the environmental or other pending claims or legal actions described above. However, it is reasonably possible that some of them could be resolved unfavorably to us and result in losses in excess of recorded amounts. We are unable to estimate any possible losses in excess of recorded amounts. Although we currently believe, after consultation with counsel, that damages or settlements, if any, recovered by the plaintiffs in such claims or actions will not have a material adverse effect on our financial position, damages or settlements could be material to our operating results or cash flows in future periods depending on the nature and timing of future developments with respect to these matters and the amounts of future operating results and cash flows. In addition to the matters described above, there are other pending claims and legal actions arising in the normal course of our businesses. While the results of these other pending claims and legal actions cannot be predicted with certainty, we believe, after consultation with counsel, the final outcome of such other matters will not have a significant effect on our consolidated financial position, results of operations or cash flows.
Note 14 — Related Party Transactions
Pursuant to the Partnership Agreement and a Management Services Agreement among AEH, the general partner of Eagle OLP, and the General Partner, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership. These costs, which totaled $355,043 in Fiscal 2009, $345,460 in Fiscal 2008 and $333,565 in Fiscal 2007 include employee compensation and benefit expenses of employees of the General Partner and general and administrative expenses.
UGI provides certain financial and administrative services to the General Partner. UGI bills the General Partner monthly for all direct and indirect corporate expenses incurred in connection with providing these services and the General Partner is reimbursed by the Partnership for these expenses. The allocation of indirect UGI corporate expenses to the Partnership utilizes a weighted, three-component formula based on the relative percentage of the Partnership’s revenues, operating expenses and net assets employed to the total of such items for UGI’s other operating subsidiaries for which general and administrative services are provided. The General Partner believes that this allocation method is reasonable and equitable to the Partnership. Such corporate expenses totaled $12,183 in Fiscal 2009, $11,197 in Fiscal 2008 and $10,820 in Fiscal 2007. In addition, UGI and certain of its subsidiaries provide office space and automobile liability insurance to the Partnership. These expenses totaled $2,848 in Fiscal 2009, $2,328 in Fiscal 2008 and $2,532 in Fiscal 2007.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
AmeriGas OLP purchases propane from UGI Energy Services, Inc. and subsidiaries (“Energy Services”), which is owned by an affiliate of UGI, pursuant to a Product Sales Agreement whereby Energy Services has agreed to sell and AmeriGas OLP has agreed to purchase a specified amount of propane annually at a terminal located in Chesapeake, Virginia. The Product Sales Agreement took effect on April 1, 2005 and will continue for an initial term of five years with an option to extend the agreement for up to an additional five years. The price to be paid for product purchased under the agreement will be determined annually using a contractual formula that takes into account published index prices and the locational value of deliveries at the terminal. Purchases of propane by AmeriGas OLP from Energy Services totaled $24,302, $47,307 and $34,654 during Fiscal 2009, Fiscal 2008 and Fiscal 2007, respectively. Amounts due to Energy Services at September 30, 2009 and 2008 totaled $1,451 and $1,309, respectively, which are included in accounts payable — related parties in our Consolidated Balance Sheets.
On October 1, 2008, AmeriGas OLP acquired all of the assets of Penn Fuel Propane, LLC (now named UGI Central Penn Propane, LLC, “CPP”) from CPP, a second-tier subsidiary of UGI Utilities, Inc., for $32,000 cash plus estimated working capital of $1,621. UGI Utilities, Inc. is a wholly owned subsidiary of UGI. CPP sold propane to customers primarily in eastern Pennsylvania. AmeriGas OLP funded the acquisition of the assets of CPP principally from borrowings under its Credit Agreement. Pursuant to the acquisition agreement, in February 2009, AmeriGas OLP reached an agreement with UGI Utilities on the working capital adjustment pursuant to which UGI Utilities reimbursed AmeriGas OLP $1,352 plus interest.
During Fiscal 2007, the General Partner contributed to the Partnership the net assets of All Star Gas Corporation, a Missouri corporation that was acquired by the General Partner in August 2007. In consideration for the retention of certain income tax liabilities relating to All Star Gas Corporation, the Partnership issued 166,205 Common Units to the General Partner having a fair value of $5,698 ($34.28 per Common Unit).
The Partnership also sells propane to other affiliates of UGI. Such amounts were not material in Fiscal 2009, Fiscal 2008 or Fiscal 2007.
Note 15 — Other Current Liabilities
Other current liabilities comprise the following at September 30:

	2009	2008
Litigation, property and casualty liabilities	$17,972	$27,831
Taxes other than income taxes	5,537	6,411
Propane exchange liabilities	9,795	12,583
Deferred tank fee revenue	12,225	12,470
Other	10,256	9,347

Total other current liabilities	$55,785	$68,642

Note 16 — Fair Value Measurements
The following table presents our financial assets and financial liabilities that are measured at fair value on a recurring basis for each of the fair value hierarchy levels, including both current and noncurrent portions, as of September 30, 2009:

	Level 1	Level 2	Level 3	Total
Derivative financial instruments:
Assets	$—	$15,250	$—	$15,250
Liabilities	$—	$(19,284)	$—	$(19,284)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Note 17 — Disclosures About Derivative Instruments, Hedging Activities and Financial Instruments
Derivative Instruments and Hedging Activities
The Partnership is exposed to certain market risks related to its ongoing business operations. Management uses derivative financial and commodity instruments, among other things, to manage these risks. The primary risks managed by derivative instruments are commodity price risk and interest rate risk. Although we use derivative financial and commodity instruments to reduce market risk associated with forecasted transactions, we do not use derivative financial and commodity instruments for speculative or trading purposes. The use of derivative instruments is controlled by our risk management and credit policies which govern, among other things, the derivative instruments the Partnership can use, counterparty credit limits and contract authorization limits. Because our derivative instruments generally qualify as hedges under GAAP, we expect that changes in the fair value of derivative instruments used to manage commodity or interest rate market risk would be substantially offset by gains or losses on the associated anticipated transactions.
Commodity Price Risk
In order to manage market risk associated with the Partnership’s fixed-price programs which permit customers to lock in the prices they pay for propane principally during the months of October through March, the Partnership uses over-the-counter derivative commodity instruments, principally price swap contracts. At September 30, 2009, there were 146.1 million gallons of propane hedged with over-the-counter price swap and option contracts. The maximum period over which we are currently hedging propane market price risk is 19 months. We account for commodity price risk contracts as cash flow hedges. Changes in the fair values of contracts qualifying for cash flow hedge accounting are recorded in AOCI and noncontrolling interests, to the extent effective in offsetting changes in the underlying commodity price risk, until earnings are affected by the hedged item. At September 30, 2009, the amount of net gains associated with commodity price risk hedges expected to be reclassified into earnings during the next twelve months based upon current fair values is $10,073.
Interest Rate Risk
Our long-term debt is typically issued at fixed rates of interest. As these long-term debt issues mature, we typically refinance such debt with new debt having interest rates reflecting then-current market conditions. In order to reduce market rate risk on the underlying benchmark rate of interest associated with near- to medium-term forecasted issuances of fixed-rate debt, from time to time we may enter into interest rate protection agreements (“IRPAs”). As of September 30, 2009, the total notional amount of the Partnership’s unsettled IRPAs was $150,000. Our current unsettled IRPA contracts hedge forecasted interest payments associated with the issuance of debt expected to occur in June 2010. We account for IRPAs as cash flow hedges. Changes in the fair values of IRPAs are recorded in AOCI and noncontrolling interests, to the extent effective in offsetting changes in the underlying interest rate risk, until earnings are affected by the hedged interest expense. At September 30, 2009, the amount of net losses associated with IRPAs expected to be reclassified into earnings during the next twelve months based upon current fair values is $935.
Derivative Financial Instruments Credit Risk
The Partnership is exposed to credit loss in the event of nonperformance by counterparties to derivative financial and commodity instruments. Our counterparties principally consist of major energy companies and major U.S. financial institutions. We maintain credit policies with regard to our counterparties that we believe reduce overall credit risk. These policies include evaluating and monitoring our counterparties’ financial condition, including their credit ratings, and entering into agreements with counterparties that govern credit limits. Certain of these agreements call for the posting of collateral by the counterparty or by the Partnership in the form of letters of credit, parental guarantees or cash. We generally do not have credit-risk-related contingent features in our derivative contracts.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
The following table provides information regarding the balance sheet location and fair value of derivative assets and liabilities existing as of September 30, 2009:

	Derivative Assets		Derivative (Liabilities)
	Balance Sheet	Fair	Balance Sheet	Fair
As of September 30, 2009	Location	Value	Location	Value
Derivatives Designated as Hedging Instruments:
Propane contracts	Derivative financial instruments and Other assets	$11,730
Interest rate contracts	Derivative financial instruments	2,249	Derivative financial instruments	$(18,131)

Total Derivatives Designated as Hedging Instruments		$13,979		$(18,131)

Derivatives Not Designated as Hedging Instruments:
Propane contracts	Derivative financial instruments	$1,271	Derivative financial instruments	$(1,153)

Total Derivatives Not Designated as Hedging Instruments		$1,271		$(1,153)

Total Derivatives		$15,250		$(19,284)

The following table provides information on the effects of derivative instruments on the Consolidated Statement of Operations and changes in AOCI and noncontrolling interests for Fiscal 2009:

		Location of
	Loss	Loss	Loss
	Recognized in	Reclassified from	Reclassified from
	AOCI and Noncontrolling	AOCI and Noncontrolling	AOCI and Noncontrolling
Fiscal 2009:	Interests	Interests into Income	Interests into Income

Cash Flow Hedges:
Propane contracts	$(128,214)	Cost of sales	$(193,364)
Interest rate contracts	(10,104)	Interest expense / other income	(2,487)

Total	$(138,318)		$(195,851)

The amounts of derivative gains or losses representing ineffectiveness and the amounts of gains or losses recognized in income as a result of excluding from ineffectiveness testing were not material. The Partnership reclassified losses of $1,659 into income during Fiscal 2009 as a result of the discontinuance of cash flow hedges.
We are also a party to a number of contracts that have elements of a derivative instrument. These contracts include, among others, binding purchase orders, contracts which provide for the purchase and delivery of propane and service contracts that require the counterparty to provide commodity storage or transportation service to meet our normal sales commitments. Although many of these contracts have the requisite elements of a derivative instrument, these contracts qualify for normal purchase and normal sale exception accounting under GAAP because they provide for the delivery of products or services in quantities that are expected to be used in the normal course of operating our business or the value of the contract is directly associated with the price or value of a service.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Financial Instruments
The carrying amounts of financial instruments included in current assets and current liabilities (excluding unsettled derivative instruments and current maturities of long-term debt) approximate their fair values because of their short-term nature. The carrying amounts and estimated fair values of our remaining financial instrument assets and (liabilities) at September 30 (including unsettled derivative instruments) are as follows:

	Asset (Liability)
	Carrying	Estimated
	Amount	Fair Value
2009:
Derivative financial instruments	$(4,034)	$(4,034)
Long-term debt	(865,644)	(836,561)

2008:
Derivative financial instruments	$(59,796)	$(59,796)
Long-term debt	(933,390)	(863,550)
We estimate the fair value of long-term debt by using current market rates and by discounting future cash flows using rates available for similar type debt. Fair values of derivative financial instruments are determined in accordance with the FASB’s guidance regarding fair value measurements.
We have financial instruments such as short-term investments and trade accounts receivable which could expose us to concentrations of credit risk. We limit our credit risk from short-term investments by investing only in investment-grade commercial paper and U.S. Government securities. The credit risk from trade accounts receivable is limited because we have a large customer base which extends across many different U.S. markets.
Note 18 — Other Income, Net
Other income, net, comprises the following:

	2009	2008	2007
Gains on sales of fixed assets (a)	$2,795	$1,698	$862
Finance charges	11,717	11,822	10,208
Other	1,493	5,335	6,502

Total other income, net	$16,005	$18,855	$17,572

(a)	Excludes gains on sales of LPG storage facilities in Fiscal 2009 and Fiscal 2007 of $39,887 and $46,117, respectively (see Note 5)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES ~ Notes to Consolidated Financial Statements
(Thousands of dollars, except per unit amounts)
Note 19 — Quarterly Data (Unaudited)
The following unaudited quarterly data includes all adjustments (consisting only of normal recurring adjustments with the exception of those indicated below), which we consider necessary for a fair presentation. Our quarterly results fluctuate because of the seasonal nature of our propane business. The new accounting guidance regarding the accounting for and presentation of noncontrolling interests (see Note 3) has been applied to all periods presented below.

	December 31,		March 31,		June 30,		September 30,
	2008 (a)	2007	2009	2008	2009	2008	2009	2008
Revenues	$727,064	$748,168	$823,377	$1,006,656	$372,677	$535,129	$336,977	$525,236
Operating income (loss)	$144,766	$73,958	$168,115	$153,287	$4,329	$9,585	$(16,667)	$(1,966)
Net income (loss)	$125,404	$55,035	$149,546	$134,506	$(13,522)	$(8,726)	$(33,818)	$(20,509)
Net income (loss) attributable to AmeriGas Partners, L.P.	$123,963	$54,305	$147,835	$132,950	$(13,525)	$(8,788)	$(33,630)	$(20,448)
Income (loss) per limited partner unit — basic and diluted (b)	$1.50	$0.87	$1.71	$1.58	$(0.29)	$(0.16)	$(0.59)	$(0.36)

(a)	Includes gain on sale of the Partnership’s California storage facility which increased operating income by $39,887 and net income attributable to AmeriGas Partners, L.P. by $39,484 (see Note 5).

(b)	Theoretical distributions of net income attributable to AmeriGas Partners, L.P. in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share resulted in an increased allocation of net income attributable to AmeriGas Partners, L.P. to the General Partner in the computation of income per limited partner unit which had the effect of decreasing quarterly earnings per limited partner unit for the quarters ended December 31 and March 31 and (increasing) decreasing quarterly loss per limited partner unit for the quarters ended June 30, 2009 and September 30, 2009 as follows:

Quarter ended:	December 31,		March 31,
	2008	2007	2009	2008
Decrease in income per limited partner unit	$(0.65)	$(0.07)	$(0.85)	$(0.73)

			June 30,	September 30,
			2009	2009
(Increase) decrease in loss per limited partner unit			$(0.05)	$0.05

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)
BALANCE SHEETS
(Thousands of dollars)

	September 30,
	2009	2008
ASSETS
Current assets:
Cash	$965	$959

Total current assets	965	959

Investment in AmeriGas Propane, L.P.	1,161,091	1,043,285
Other assets	7,010	8,207

Total assets	$1,169,066	$1,052,451

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and other liabilities	$4,391	$4,812
Accrued interest	20,496	20,496

Total current liabilities	24,887	25,308

Long-term debt	779,720	779,768

Commitments and contingencies (Note 1)

Partners’ capital:
Common unitholders	367,708	308,186
General partner	3,698	3,094
Accumulated other comprehensive loss	(6,947)	(63,905)

Total partners’ capital	364,459	247,375

Total liabilities and partners’ capital	$1,169,066	$1,052,451

Note 1 — Commitments and Contingencies:
The only scheduled principal repayment of long-term debt during the next five fiscal years ending September 30 is $14,640 due May 2011.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)
STATEMENTS OF OPERATIONS
(Thousands of dollars)

	Year
	Ended
	September 30,
	2009	2008	2007

Operating (income) expenses, net	$(337)	$(49)	$78
Interest expense	(58,003)	(58,003)	(58,006)

Loss before income taxes	(58,340)	(58,052)	(57,928)
Income tax expense	—	3	30

Loss before equity in income of AmeriGas Propane, L.P.	(58,340)	(58,055)	(57,958)
Equity in income of AmeriGas Propane, L.P.	282,983	216,074	248,742

Net income	$224,643	$158,019	$190,784

General partner’s interest in net income	$6,737	$2,278	$5,600

Limited partners’ interest in net income	$217,906	$155,741	$185,184

Income per limited partner unit — basic and diluted:	$3.59	$2.70	$3.15

Average limited partner units outstanding — basic (thousands)	57,038	57,005	56,826

Average limited partner units outstanding — diluted (thousands)	57,082	57,044	56,862

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)
STATEMENTS OF CASH FLOWS
(Thousands of dollars)

	Year
	Ended
	September 30,
	2009	2008	2007 (b)

NET CASH PROVIDED BY OPERATING ACTIVITIES (a)	$165,616	$144,664	$152,752

CASH FLOWS FROM INVESTING ACTIVITIES:
Contributions to AmeriGas Propane, L.P.	—	—	(264)

Net cash used by investing activities	—	—	(264)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions	(165,282)	(144,659)	(154,672)
Proceeds from issuance of Common Units, net of tax withheld	(338)	766	814
Capital contribution from General Partner	10	8	66

Net cash used by financing activities	(165,610)	(143,885)	(153,792)

Increase (decrease) in cash and cash equivalents	$6	$779	$(1,304)

CASH AND CASH EQUIVALENTS:
End of year	$965	$959	$180
Beginning of year	959	180	1,484

Increase (decrease)	$6	$779	$(1,304)

(a)	Includes distributions received from AmeriGas Propane, L.P. of $221,607, $200,983 and $210,996 for the years ended September 30, 2009, 2008 and 2007, respectively.

(b)	During the year ended September 30, 2007, the Partnership issued Common Units to the General Partner at a price of $34.28 per Common Unit in consideration for the retention of certain income tax liabilities relating to the acquisition of All Star Gas Corporation.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(Thousands of dollars)

		Charged
	Balance at	(credited)			Balance at
	beginning	to costs and			end of
	of year	expenses	Other		year

Year Ended September 30, 2009
Reserves deducted from assets in the consolidated balance sheet:
Allowance for doubtful accounts	$20,215	$9,345	$(16,321	)(1)	$13,239

Other reserves:
Property and casualty liability	$71,172	$20,482	$(29,398	)(2)	$62,658	(5)

			402	(3)
Environmental, litigation and other	$14,481	$7,867	$(968	)(2)	$21,660

			280	(3)

Year Ended September 30, 2008
Reserves deducted from assets in the consolidated balance sheet:
Allowance for doubtful accounts	$15,149	$15,852	$(10,786	)(1)	$20,215

Other reserves:
Property and casualty liability	$57,714	$31,498	$(18,040	)(2)	$71,172	(5)

Environmental, litigation and other	$12,056	$4,559	$(2,280	)(2)	$14,481

			146	(3)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS (continued)
(Thousands of dollars)

		Charged
	Balance at	(credited)			Balance at
	beginning	to costs and			end of
	of year	expenses	Other		year

Year Ended September 30, 2007
Reserves deducted from assets in the consolidated balance sheet:
Allowance for doubtful accounts	$14,460	$9,544	$(10,131	)(1)	$15,149

			1,276	(4)

Other reserves:
Property and casualty liability	$58,550	$10,987	$(11,823	)(2)	$57,714	(5)

Environmental, litigation and other	$12,680	$90	$(685	)(2)	$12,056

			(29	)(3)

(1)	Uncollectible accounts written off, net of recoveries

(2)	Payments, net of any refunds

(3)	Other adjustments, primarily reclassifications

(4)	Acquisitions

(5)	At September 30, 2009, 2008, and 2007, the Partnership had insurance indemnification receivables associated with its property and casualty liabilities totaling $241, $17,926, and $0, respectively.